Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Limeade, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price (2)	Fee Rate	Amount of registration fee (2)
Equity	Common stock, no par value per share	457(h)	445,672 (3)	$0.087 (4)	$38,773.46	0.0001102	$4.27
Equity	Common stock, no par value per share	457(h)	5,968,419 (5)	$0.154 (6)	$919,136.53	0.0001102	$101.29
Equity	Common stock, no par value per share	457(h)	21,065,164 (7)	$0.503 (8)	$10,595,777.49	0.0001102	$1,167.65
Equity	Common stock, no par value per share	457(c) and 457(h)	33,215,950 (9)	$0.103 (10)	$3,421,242.82	0.0001102	$377.02
Total Offering Amounts							$1,650.24
Total Fee Offsets							$0
Net Fee Due							$1,650.24

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall include an additional indeterminate number of securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

(3)	Represents shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the Limeade, Inc. Amended and Restated 2006 Stock Plan (“2006 Plan”).

(4)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $0.087, which is the weighted-average exercise price for common stock options outstanding under the 2006 Plan.

(5)	Represents shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the Limeade, Inc. Amended and Restated 2016 Stock Plan (“2016 Plan”).

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $0.154, which is the weighted-average exercise price for common stock options outstanding under the 2016 Plan.

(7)	Represents shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the Limeade, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”).

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $0.503, which is the weighted-average exercise price for common stock options outstanding under the 2019 Plan.

(9)

Represents shares of common stock that may be issued under the 2019 Plan (including shares that may be issued under the 2019 Plan pursuant to outstanding restricted stock units, but excluding shares of common stock that may be issued pursuant to outstanding stock options under the 2019 Plan.

(10)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be US$0.103. This calculation is based upon the average of the high sales price (AUD$0.16) and low sale price (AUD$0.155) of the Registrant’s common stock on September 28, 2022, as reported in the form of CHESS Depositary Interests, or CDIs, on the Australian Securities Exchange, or the ASX. The U.S. dollar equivalent of the maximum offering price per share has been calculated using an exchange rate of 0.6543 to convert Australian dollars to U.S. dollars as of September 23, 2022, as announced by the Federal Reserve as of 12:00 p.m., Eastern Time.